Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-180649 on Form S-3D and Nos. 333-217925, 333-188570, 333-185260, and 333-176399 on Forms S-8 of Farmers National Banc Corp. of our report dated March 17, 2021, with respect to the consolidated balance sheets of Cortland Bancorp as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, which appears in this Amendment No. 1 on Form 8-K/A of Farmers National Banc Corp. dated November 18, 2021.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

November 18, 2021